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                                                                EXHIBIT 3.16

                            AMENDED AND RESTATED
                              FEBRUARY 21, 1997


                                   BY-LAWS

                                     OF

                               SKI LIFTS, INC.



                                  SHAREHOLDERS



     Section 1. The first annual meeting of the shareholders of the corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on the 17th day of November, 1937, at 2:00 o'clock P.M., at the registered office of the corporation in Tacoma, Pierce County, Washington. Thereafter the annual meeting of the shareholders of the corporation shall be held on the third Wednesday in November of each year at the hour of 2:00 o'clock P.M. at the registered office of the corporation or such other place as the directors may fix in accordance with law, unless such day be a legal holiday in which case such meeting shall be held on the day following.

     Section 2. Special meetings of the shareholders may be called at any time by the board of directors.

     Section 3. Special meetings of the shareholders shall be called by causing written notice of the time, place and purpose of the meeting to be given to all shareholders entitled to vote at such meeting at least ten days prior to the date named for the meeting. If such written notice be placed in the United States mails, postage prepaid, and addressed to a shareholder at his last known post-office address, notice shall be deemed to have been given him. Notice of any shareholders' meeting may be waived in writing by any shareholder at any time. In the election of directors, every shareholder of record shall have

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the right to multiply the number of votes to which he may be entitled by the number of directors to be elected, and he may cast all such votes for any one candidate or he may distribute them among any two or more candidates.

                                   DIRECTORS

     Section 4. The business of the corporation shall be managed by a board consisting of not less than one member. The number of directors may be increased to any number not exceeding seven at any regular meeting of the board of directors or any special meeting of the board of directors called for that purpose. From and after the first annual meeting of the corporation, directors shall be elected for a term of one year and until their successors are duly elected and qualified.

     Section 5. Regular or special meetings of the board of directors may be held at the time and place fixed by a majority of the board of directors either within or without the state. A special meeting of the board of directors may be held at any time and place upon call of the president or any two directors, upon two days' written or telegraphic notice to the remaining directors. A meeting of the directors shall be held without notice immediately after the annual meeting of the shareholders. Meetings of the directors without notice may be held at any time upon the filing of a waiver of notice by the director or directors not present. A majority of the board of directors shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the board of directors.

                                    OFFICERS

     Section 6. The board of directors shall each year at their first annual meeting following the annual meeting of the shareholders and their election as directors elect a president, vice-president, treasurer and secretary. No one of said officers except the president need be a director, but a vice-president who is not a director cannot succeed to or fill the office of president. Any two of the offices of vice-president, secretary and treasurer may be combined in one person.

     Section 7. The board of directors may appoint such officers and agents as may be necessary for the business of the corporation and may appoint a general manager of the


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corporation to hold office at the pleasure of the board of directors and to receive such compensation as the directors may determine. Unless otherwise provided by the board of directors, such general manager shall have full power and authority to do and transact, supervise and direct all of the usual and ordinary business of the corporation, subject only to the general supervision and direction of the board of directors; and in the transaction of such business the general manager shall have full power and authority to do whatever may be proper and necessary for the convenient operation thereof, including the written execution of bids, offers, agreements, contracts, bonds, obligations or other instruments on behalf of the corporation and in its name, and such manager shall be removable at the pleasure of the board unless otherwise specifically provided in writing in his contract of employment.

     Section 8. Any officer or agent may be removed by the board of directors whenever in their judgment the best interests of the corporation will be served thereby. Such removal, however, shall be without prejudice to the contract rights of the person so removed.

                                MISCELLANEOUS

     Section 9. Certificates of stock shall be in the usual form and device subject to change and alteration by the board of directors in the manner provided by law. Shares of stock of the corporation shall be transferable on the books of the corporation by the holders in person or by attorney on surrender of the certificates therefor. The books and transfer of stock of the corporation may be closed before the holding of any meeting of shareholders for a period of forty days if the board of directors shall by resolution so provide.

     Section 10. Dividends upon the capital stock of the corporation, when earned, may be declared by the board of directors at any regular or special meeting. The board of directors shall have the sole discretion in the declaration of all dividends.

     Section 11. The corporation shall have a seal consisting of a circle having in its circumference the words "SKI LIFTS, INC., WASHINGTON" and in the center the words "Corporate Seal, 1937".




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